EXHIBIT 99.2

Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (954) 331-3760

KOS ANNOUNCES STRATEGIC COMMERCIALIZATION AND RESEARCH AND
DEVELOPMENT ALLIANCE WITH BIOVAIL IN CARDIOVASCULAR ARENA

•	Kos to acquire Teveten®, Teveten® HCT and obtain commercialization rights to Cardizem® LA, complementing Kos’ cholesterol franchise and leveraging its field force
•	Transaction broadens Kos’ footprint within cardiovascular therapeutic area
•	Kos obtains rights to additional R&D projects, bolstering Kos’ pipeline in core cardiovascular therapeutic category
•	Kos to expand sales force through hiring of approximately 150 Biovail sales reps
•	Transaction increases revenue outlook for 2005 to $710-$720 million
•	Accretive transaction expected to increase cash from operations approximately 10% in 2005

     CRANBURY, NJ, May 3, 2005— Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced that it has entered into a strategic commercialization and research and development alliance with Biovail Corporation (NYSE: BVF) and certain of its subsidiaries in the area of cardiovascular disease. Pursuant to the agreements, Kos acquired Teveten (eprosartan mesylate), Teveten HCT (eprosartan mesylate/hydrochlorothiazide) and obtained exclusive sales and marketing rights to Cardizem LA (diltiazem hydrochloride) in the United States. These anti-hypertensive products are complementary to Kos’ existing cholesterol franchise, offering an excellent opportunity to further leverage Kos’ existing sales force. In addition, Kos will obtain commercial rights to the combination product of Cardizem LA and enalapril (ace-inhibitor), currently in formulation development, and the right of first negotiation to two other research and development projects in the cardiovascular/metabolic disease area. Lastly, Kos intends to offer employment to approximately 200 Biovail employees, including 150 sales representatives. The transaction is expected to enhance the near-term financial outlook, and will serve as an important bridge for Kos until the introduction of its next internally developed product, the combination of Niaspanâand simvastatin.

     Kos will pay approximately $104 million in cash and will pay Biovail to manufacture and supply Cardizem LA and the Cardizem LA/enalapril product when approved and commercialized. Solvay Pharmaceuticals Marketing and Licensing AG (“Solvay”), who currently manufactures the Teveten products, will supply Kos with these products. In 2004, net sales in the United States of Teveten and Teveten HCT were approximately $18 million with prescriptions growing 25% over 2003, and Cardizem LA sales were about $54 million, a 105% increase from 2003.

     In addition to Kos obtaining rights to three marketed products, Kos obtains the rights to commercialize a single tablet formulation of Cardizem LA and enalapril, which is in development for the treatment of hypertension and for which an NDA is expected to be submitted to the FDA during the first half of 2007. Biovail is responsible for the development and approval of the product and Kos will make payments to Biovail based on the completion of specific development milestones in addition to the aforementioned supply price. Finally, Kos has rights of first negotiation to two other projects in

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development in the cardiovascular disease area, where Kos already has an emerging presence with products on the market and products in its own pipeline.

     Kos projects that the three currently commercialized products will increase its previously reported 2005 total revenue projection by approximately 8% to $710-$720 million in 2005. Excluding any possible one-time charges, the Company expects fully diluted earnings per share for 2005 to be $2.65 — $2.75, which reflects a tax provision close to enacted statutory rates for 2005. Moreover, the Company expects this transaction to add approximately 10% to cash from operations in 2005.

     “This strategic partnership is extremely valuable to Kos on many fronts and fulfills our goal to expand Kos’ product line and enhance our overall revenue growth,” said Adrian Adams, President and Chief Executive Officer. “These complementary therapies will further leverage our existing cardiovascular expertise by potentially generating more prescriptions with each sales call while entering into the fast growing hypertension and angina markets with proven products. Additionally, the three new complementary products added to our portfolio will not only enhance our near-term financial outlook, but also serve as an excellent bridge until our existing and newly acquired pipeline products emerge from development, the earliest of which is scheduled to reach market in 2007.”

     “We chose to enter into this strategic alliance with Kos because of their noteworthy success within the cardiovascular therapeutic category with Niaspan and Advicor®,” stated Dr. Douglas Squires, Biovail’s Chief Executive Officer. “We look forward to exploring additional opportunities to partner with Kos to leverage our drug delivery capabilities while allowing Kos to leverage its commercialization success.”

     Teveten, launched in 1998 by SmithKline Beecham (now GSK) and acquired by Biovail in 2002, is an angiotensin II receptor blocker (ARB) that lowers blood pressure by its effects on the renin-angiotensin-aldosterone system. Teveten HCT, launched in 2003, combines eprosartan with a diuretic (HCT), providing double-digit reductions in systolic blood pressure. Both products have been shown to have efficacy based on their dual mode of action that results in significant response rates in lowering blood pressure in even the most difficult to treat hypertensive patients. The market for hypertension products in the United States was $16 billion in 2004, with sales of ARBs contributing $4 billion and ARB prescriptions growing 17% from the prior year.

     Cardizem LA, launched in 2003, is a novel long-acting formulation of a well-established calcium channel blocker used for hypertension and angina, and provides 24-hour blood pressure control with peak protection during the early morning hours when adverse cardiac events are most likely to occur. Cardizem LA is a safe, tolerable, extended-release formulation and produces its antihypertensive effect primarily by relaxation of vascular smooth muscle and the resultant decrease in peripheral vascular resistance. It is the only non-substitutable diltiazem.

     Kos also intends to employ approximately 150 of Biovail sales representatives, complementing Kos existing sales force of approximately 500. With the addition of this new sales force, Kos expects to have a field force approaching 700 sales representatives by mid-2005, detailing up to six products, which are prescribed by many of the same physicians. As the overlap of primary care physicians prescribing hypertension and asthma treatments is reasonably high, Kos believes that the sales employees obtained from Biovail will significantly leverage Kos’ respiratory and newly acquired hypertensive products. The majority of the 700 sales representatives will be trained on all six products, providing for additional opportunities to leverage the complementary cholesterol and hypertensive therapeutic categories.

     Kos’ senior management will host a conference call today at 11:00 a.m. ET to discuss the transaction. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at (913) 981-5545, confirmation code 3413852. A replay will also be available on the website or by calling (719) 457-0820, passcode 3413852 from 2:00 PM ET today until 12:00 AM ET on Thursday, May 5, 2005. The financial information to be discussed during the conference call can be found on Kos’ website in the Investor Relations section.

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Cardizem LA:
The most commonly reported side effects with Cardizem LA were headache, edema and upper respiratory tract infection. Side effect incidence was similar to placebo. Cardizem LA should not be used by patients who have abnormal heart rhythms due to sick sinus syndrome or very slow heartbeats as a result of second- or third-degree AV block, except in the presence of a functioning ventricular pacemaker. Patients should also avoid Cardizem LA if they have hypotension (less than 90mm/Hg systolic blood pressure), hypersensitivity to diltiazem or acute myocardial infarction and pulmonary congestion confirmed by x-ray.

Teveten/Teveten HCT:
Adverse events from these two products were generally mild to moderate and similar to placebo. URI, rhinits, pharyngitis, and coughing were reported more frequently than placebo with Teveten. Dizziness and back pain were most common with Teveten HCT. When used in pregnancy during the second and third trimesters, drugs that act directly on the renin-angiotensin system can cause injury and even death to the developing fetus. When pregnancy is detected, Teveten tablets should be discontinued as soon as possible. Please see a physician to obtain full prescribing information.

About Kos:
Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort® for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.

About Biovail:
Biovail Corporation is an international full-service pharmaceutical company, engaged in the formulation, clinical testing, registration, manufacture, sale and promotion of pharmaceutical products utilizing advanced drug-delivery technologies. For more information about Biovail, visit the company’s Web site at www.biovail.com.

Certain statements in this press release, including statements regarding the Company’s expectations regarding revenue, earnings per share and cash flows in future periods, the accretive effect of the transaction, Biovail’s ability to complete human clinical studies and development of the R&D products and projects Kos is acquiring rights to, Biovail’s ability to obtain regulatory approval for the products in development, Solvay’s ability to successfully manufacture sufficient quantities of Teveten and Teveten HCT and meet regulatory conditions, Biovail’s ability to successfully manufacture sufficient quantities of Cardizem LA and meet regulatory conditions, the Company’s ability to acquire the rights to the additional products from Biovail, the Company’s ability to develop additional cardiovascular and metabolic products, Biovail’s ability to complete its development activities in a timely manner, the Company’s ability to receive approval and launch the Niaspan/simvastatin product, the Company’s ability to grow sales of all products in the future, the ability of Kos’ sale force to generate additional prescriptions, and leverage its cardiovascular sales force, the Company’s ability to hire, retain and integrate the Biovail employees, the Company’s expectations regarding revenue and earnings, the expected size of the Company’s sales force and the number of products they are projected to detail, the effect on the Company’s earnings and cash position, and its ability to gain commercial entry into and maintain a competitive advantage in the hypertension and angina markets, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the continued market acceptance of the acquired products, the growth in sales of the acquired products, the Company’s ability to successfully commercialize the acquired products, the ability of the Company to establish and expand its sales force, the Company’s ability to develop in conjunction with Biovail the development projects, the ability of Biovail and Solvay to meet their respective production requirements, the Company’s ability to continue to develop new products, the validity, scope and enforceability of the Company’s patents and those related to the acquired products, the Company’s ability to attract and retain sales professionals including the Biovail employees, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired products, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from our projections. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission and in other documents filed with the SEC.

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